Exhibit 2.1

                            PLAN OF RECAPITALIZATION

           PLAN OF RECAPITALIZATION, dated as of March 24, 2000 (the "Plan"), adopted by the Board of Directors of WestPoint Stevens Inc., a Delaware corporation (the "Corporation").

                                    RECITALS

           WHEREAS, the Board of Directors of the Corporation (the "Board of Directors") has reviewed and considered the financial presentation and written opinion of each of Merrill Lynch & Co. and Banc of America Securities LLC (collectively, the "Financial Advisors") to the effect that the Redemption Amount (as defined below) is fair as of the date of such opinions, from a financial point of view, to the stockholders of the Corporation (other than the Exchanging Stockholders (as defined below));

           WHEREAS, the Board of Directors has determined that the Plan is advisable and in the best interests of the holders of Common Stock, par value $.01 per share, of the Corporation (the "Shares"), other than the Exchanging Stockholders (as defined below);

           WHEREAS, the Board of Directors intends to submit the Plan to the holders of Shares for approval and recommends that such holders approve the Plan; and

           WHEREAS, in connection with the Plan, the Board of Directors approved and authorized the Corporation to permit certain holders of Shares who have executed, or prior to the filing of the First Charter Amendment (defined below) will execute, an agreement in favor of the Corporation pursuant to which each such holder agrees to exchange the Shares as to which such holder is the registered owner for shares of a series of preferred stock to be designated by the Board of Directors as the Series A Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock") (such exchange of shares hereinafter referred to as the "Stock Exchange"; and the holders making the Stock Exchange hereinafter referred to as the "Exchanging Stockholders"); and

           WHEREAS, the Corporation has received certain commitment letters relating to the debt and equity financing required to fund the Plan.

           NOW THEREFORE, the Board of Directors has adopted and approved the Plan, as follows:




NY2:\892565\04\J4PH04!.DOC\80765.0025

                                   ARTICLE I

                    THE RECLASSIFICATION AND RELATED MATTERS

1.01       The Reclassification.

           (a) Subject to the terms and conditions of the Plan, at the Effective Time (as defined in Section 1.01(b) hereof), the capital stock of the Corporation will be reclassified (the "Reclassification") in accordance with
Section 1.02 hereof and the provisions of the General Corporation Law of the State of Delaware (the "GCL").

           (b) The Reclassification shall become effective upon the filing of a Certificate of Amendment to Certificate of Incorporation (substantially in the form of Exhibit B attached hereto) with the Secretary of State of Delaware (the "Second Charter Amendment") in accordance with the provisions of Section 242 of the GCL or at such subsequent time as shall be specified in the Second Charter Amendment. The Second Charter Amendment shall be filed at the time of the Closing (as defined in Section 1.06 hereof) following the filing of the First Charter Amendment (as defined in Section 2.01 hereof) and the consummation of the Stock Exchange. The date and time when the Reclassification shall become effective is hereinafter referred to as the "Effective Time."

1.02       Reclassification of the Corporation's Capital Stock.  At the
Effective Time:

           (a) Each Share then outstanding shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Series B Participating Preferred Stock, par value $.01 per share, of the Corporation (the "Series B Preferred Stock"), the terms of which are set forth in the First Charter Amendment.

           (b) Each share of Series A Preferred Stock then outstanding shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Corporation (the "New Shares").

1.03 Redemption of Series B Preferred Stock. Immediately following the Reclassification, the Corporation shall redeem (to the extent of funds legally available therefor) all outstanding shares of Series B Preferred Stock in accordance with their terms for $22.00 in cash for each share of Series B Preferred Stock (the "Redemption Amount").

1.04       Exchange.

           (a) Upon surrender in accordance with Section 1.05 hereof of a certificate or certificates formerly representing Shares, the holder thereof shall be entitled to receive in exchange for each Share formerly represented thereby in accordance with Sections 1.02(a) and 1.03 hereof, the Redemption Amount.

           (b) Upon surrender in accordance with Section 1.05 hereof of a certificate or certificates formerly representing shares of Series A Preferred Stock, the holder thereof shall be entitled to receive in exchange for each share of Series A Preferred Stock formerly represented thereby in accordance


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
with Section 1.02(b) hereof a certificate or certificates representing the same number of New Shares.

           (c) The Redemption Amount to which former holders of Shares are entitled pursuant to this Plan, and the New Shares to which holders of shares of Series A Preferred Stock are entitled pursuant to this Plan, are hereinafter sometimes referred to as the "Reclassification Consideration." No interest shall be paid or accrued on any portion of the Reclassification Consideration payable upon the surrender of any Certificates as provided herein.

1.05       Payment.

           (a) Immediately prior to the Effective Time, the Board of Directors shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Reclassification Consideration as set forth in this
Article I. Immediately after the Effective Time, the Corporation shall deposit or cause to be deposited with or for the account of the Paying Agent, (i) for the benefit of persons holding Shares immediately prior to the Effective Time, cash (in immediately available funds) in an aggregate amount equal to the product of the Redemption Amount and the number of Shares outstanding immediately prior to the Effective Time, and (ii) for the benefit of persons holding shares of Series A Preferred Stock immediately prior to the Effective Time, a certificate or certificates representing a number of New Shares equal to the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time. The Reclassification Consideration shall not be used for any purpose other than as set forth in this Article I. The Paying Agent may invest the cash deposited with it in such manner as the Corporation directs in writing; provided that substantially all of such investments be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $1,000,000,000, or in money market funds which are invested solely in any of the foregoing (collectively, "Permitted Investments"); provided, further, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment of such cash to the Corporation's former stockholders entitled thereto. Any and all interest earned on or resulting from, or other income produced by, Permitted Investments shall be payable to and turned over to the Corporation. The Corporation shall replace any monies lost through any investment made at its direction pursuant to this Section 1.05(a). Any portion of the Reclassification Consideration remaining with the Paying Agent on the 90th day after the date of the Effective Time shall be released and delivered by the Paying Agent to the Corporation, after which time persons entitled thereto may only look to the Corporation for payment thereof. Notwithstanding the foregoing, the Corporation shall not be liable to any holder of Shares or shares of any series of the Corporation's Preferred Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by such holders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Corporation, free and clear of any claims or interest of any person previously entitled thereto.


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           (b) As soon as practicable after the Effective Time, the Corporation shall cause the Paying Agent to mail a notice and letter of transmittal form (which shall specify that delivery shall be effectuated, and risk of loss and title to the Certificates (as defined below) shall pass only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Corporation may specify) to each holder of a certificate or certificates formerly representing Shares referred to in Section 1.04(a) or 1.04(b) hereof advising such holder of the effectiveness of the Reclassification and the procedure for surrendering to the Paying Agent such certificate or certificates for exchange into the Reclassification Consideration. Upon the surrender of the certificates described in this Section 1.05(b) (the "Certificates") to the Paying Agent together with and in accordance with the appropriate transmittal forms, the holder thereof shall be entitled to receive in exchange therefor, and the Paying Agent shall as promptly as practicable deliver to such holder, the Reclassification Consideration payable in respect of such Certificates. Until surrendered as contemplated by this Article I, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender of the Certificates, the Reclassification Consideration.

           (c) If the Reclassification Consideration (or any portion thereof) is to be delivered to a person other than the person in whose name the Certificate(s) surrendered in exchange therefor are registered in the transfer records of the Corporation, it shall be a condition to such delivery that the Certificate(s) so surrendered shall be properly endorsed or accompanied by appropriate stock powers (and the signature thereto must be guaranteed) and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

           (d) If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Corporation will deliver in exchange for such lost, stolen or destroyed Certificate, the Reclassification Consideration. When authorizing such delivery of the Reclassification Consideration, the Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. The affidavit and any indemnity that may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment of the applicable Reclassification Consideration for such lost, stolen or destroyed Certificate(s) pursuant to the terms hereof.

           (e) The Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Plan to any holder of Certificates such amounts as the Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Corporation or the Paying Agent, such withheld amount shall be treated for all purposes of the Plan as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Corporation or the Paying Agent.


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
           (f) All Redemption Amounts paid upon the surrender of Certificates formerly representing the Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Corporation of such Shares which were immediately outstanding prior to the Effective Time. If after the Effective Time, the Certificates representing such Shares are presented to the Corporation for any reason, they shall be redeemed, canceled and exchanged as provided in this
Article I.

1.06 Closing. The closing of the transactions contemplated by this Plan (the "Closing") shall take place (a) at the offices of the Corporation, 1185 Avenue of the Americas, 13th Floor, New York, New York 10036, at 10:00 A.M., local time, on the later of (i) the day of the meeting of the Corporation's stockholders to be held for the purpose of voting on the adoption of this Plan or (ii) the day on which the last of the conditions set forth in Article III hereof is fulfilled or (subject to the applicable law) waived, or (b) at such other time and place and on such other date as the Board of Directors shall fix (the "Closing Date").

                                   ARTICLE II
    ADDITIONAL ACTIONS OF THE CORPORATION UNDER THIS PLAN OF RECAPITALIZATION

2.01 First Charter Amendment. At the time of the Closing and prior to the filing of the Second Charter Amendment, the Corporation shall file a Certificate of Amendment to Certificate of Incorporation (substantially in the form of Exhibit A attached hereto) with the Secretary of State of Delaware (the "First Charter Amendment"), which shall become effective in accordance with Section 242 of the GCL.

2.02 Options, Etc. The Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, upon the effectiveness of the First Charter Amendment, the vesting of all options to purchase Shares (each such option, a "Stock Option") outstanding under the Corporation's Omnibus Stock Incentive Plan, and any other stock option, shares of stock earned but not vested under the Corporation's 1995 Key Employee Stock Bonus Plan or other equity awards under any other compensation plan or arrangement of the Corporation or other agreement (collectively, the "Stock Plans"), shall be accelerated. Thereupon all Stock Options, notwithstanding any terms or conditions to the contrary, will become immediately exercisable. To the extent any Stock Option held by any person other than an Exchanging Stockholder is not exercised prior to the Effective Time, such Stock Option shall be canceled and thereafter represent the right to receive an amount in cash determined by multiplying (i) the excess, if any, of the Redemption Amount over the per share exercise price of such option by (ii) the number of Shares such holder could have purchased had such holder exercised such options in full immediately prior to the Effective Time, such amount, subject to any required withholding taxes. To the extent any Stock Option held by any Exchanging Stockholder is not exercised prior to the Effective Time, such Stock Option shall represent the right to purchase a number of New Shares equal to the number of Shares such Exchanging Stockholder was entitled to purchase under such Stock Option. Notwithstanding anything herein to the contrary, to the extent the exercise price of any Stock Option held by any person equals or exceeds the Redemption Amount, such Stock Option shall be canceled without any payment required thereunder. The Corporation shall use its best efforts to take such action as is necessary to effect the provisions of


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this Section 2.02 and to obtain all necessary consents or acknowledgements of the holders of Stock Options to the cancellation of all such options as provided hereinabove. Upon the effectiveness of the First Charter Amendment, those Shares covered by bonus awards where vesting was accelerated by virtue of this Section
2.02 will be delivered and, unless exchanged for shares of Series A Preferred Stock, shall be treated as outstanding Shares subject to the terms of the Plan.

2.03 Stock Exchange. The Corporation shall effect the Stock Exchange subsequent to the effectiveness of the First Charter Amendment and prior to the filing of the Second Charter Amendment.

2.04 Other Actions. The Corporation shall use its reasonable best efforts to take such other actions as it, in its sole discretion, deems necessary or advisable (including the amendment or repayment of any indebtedness or issuance of other securities of the Corporation and the amendment of any of the Corporation's existing employee benefit plans) in connection with the consummation of the Plan and the transactions contemplated hereby.


                                  ARTICLE III
                             CONDITIONS PRECEDENT

3.01 Conditions Precedent to Consummation of the Recapitalization. The consummation of the transactions contemplated by the Plan (collectively, the "Recapitalization") is subject to the satisfaction or (subject to applicable law) waiver by the Board of Directors at or prior to the Closing Date of each of the following conditions:

           (a) Approval of Stockholders. The approval of the Plan and all actions contemplated by the Plan (including the First Charter Amendment and the Second Charter Amendment) that require the approval of the Corporation's stockholders shall have been obtained in accordance with the GCL and the Corporation's Certificate of Incorporation. Further, the Corporation shall have obtained the affirmative vote of the holders of sixty percent (60%) of the issued and outstanding Shares held by the Disinterested Stockholders voting in person or by proxy at the stockholders' meeting to adopt this Plan and the transactions contemplated hereby. For purposes of the Plan, the term "Disinterested Stockholders" means all the stockholders of the Corporation other than the Exchanging Stockholders or any Affiliates thereof. For purposes of this Plan, the term "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. "Control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee of a Person, of the power to direct or cause the direction of the management or policies of a Person, whether through executor, or otherwise. The term "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity (as defined below) or other entity.

           (b) Financing. The Corporation shall have entered into, at or prior to the time of the mailing of the Proxy Statement (as defined in Section 3.01(g) below), definitive agreements upon terms and conditions satisfactory to the Board of Directors entitling the Corporation to receive, and the Corporation


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shall have received, at or prior to the Effective Time, cash proceeds (the
"Financing") in an aggregate the amount sufficient to pay the aggregate amount of the cash portion of the Reclassification Consideration as contemplated by
Article I and other cash payments contemplated by the Plan and the transactions contemplated hereby; to refinance any indebtedness or other obligations of the Corporation, the payment of which may be accelerated by virtue of the consummation of this Plan or any of the transactions contemplated hereby; to pay all fees and expenses in connection with the Recapitalization; and to provide sufficient funds to satisfy the Corporation's working capital requirements; and all conditions to the availability of funds under such agreements shall have been satisfied or waived.

           (c) Receipt of Licenses, Permits and Consents. The Corporation shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Corporation and its subsidiaries as are necessary for consummation of the Recapitalization have been obtained and are in full force and effect (other than those which, if not obtained, would not have a material adverse effect on (i) the Recapitalization, (ii) the financial condition, results of operations or businesses of the Corporation and its subsidiaries taken as a whole or (iii) the continuation of the operations and businesses of the Corporation and its subsidiaries after the consummation of the Recapitalization).

           (d) Injunction. No restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of this Plan or any of the transactions contemplated hereby.

           (e) Actions, Proceedings, Certifications and Opinions. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by, or incidental to, the Plan and all other related legal matters shall have been satisfactory to the Corporation. Without limiting the foregoing, the Corporation shall have received (i) such certifications, representations and agreements from the Exchanging Stockholders and the parties providing the equity component of the Financing and (ii) such opinions and/or advice of counsel to the Corporation, in each case as the Board of Directors shall have requested.

           (f) Valuation Report. The Board of Directors shall have received from an independent valuation firm selected by the Board of Directors a written valuation or other report with respect to the Corporation's assets and liabilities in form and substance satisfactory to the Board of Directors and such other information, opinions, reports or statements as the Board of Directors shall require supporting the conclusions and shall have concluded that as of and immediately after the Effective Time, after giving effect to any changes in the assets and liabilities of the Corporation as a result of this Plan and after giving effect to the financing necessary to consummate the Plan and the transactions contemplated hereby and to pay related fees and expenses, the Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business, (iii) have incurred debts beyond its ability to pay as they become due, or (iv) be without a sufficient surplus (net assets minus capital) to consummate the Reclassification and the redemption of the Series B Preferred Stock without violation of Section 160 of the GCL.


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           (g) Fairness Opinion. The Board of Directors shall have received on or prior to the submission of the Plan to the stockholders of the Corporation for their approval, the written opinion of each of the Financial Advisors, or such other nationally recognized investment banking firm as the Board of Directors may designate, in form and substance satisfactory to the Board of Directors, to the effect that, as of on or about the date of the proxy statement delivered to holders of Shares in connection with seeking to obtain stockholder approval of the Plan (the "Proxy Statement"), the Redemption Amount deliverable to holders of Shares (other than the Exchanging Stockholders) pursuant to this Plan is fair, from a financial point of view, to such holders.

           (h) HSR and Other Approvals. The applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the actions contemplated by the Plan shall have expired or been terminated and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity (including, without limitation, any foreign antitrust filing) necessary for the consummation of the transactions contemplated hereby, shall have been obtained or filed or shall have occurred. The term "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission, whether federal, state, local or foreign.


                                   ARTICLE IV
                                 MISCELLANEOUS

4.01 Termination and Abandonment. The Plan may be terminated and the transactions contemplated hereby may be abandoned by the Board of Directors at any time prior to the consummation of the Stock Exchange (which shall occur on the Closing Date only after the satisfaction or (subject to applicable law) waiver of the conditions set forth in Section 3.01 of the Plan), notwithstanding approval thereof by the stockholders of the Corporation.

4.02 Amendment and Modification. Subject to applicable law, the provisions of the Plan (including the exhibits attached hereto) may be amended or waived in any respect by the Board of Directors at any time prior to the consummation of the Stock Exchange; provided that after the approval of this Plan by the stockholders of the Corporation, no such amendment or waiver shall, without the further approval of such stockholders (x) modify the First Charter Amendment or Second Charter Amendment, or (y) change the kind or reduce the amount of the Reclassification Consideration to be delivered in respect of each Share and each share of Series A Preferred Stock pursuant to Sections 1.02(a), 1.02(b) and 1.03 hereof. The good faith determination by the Board of Directors that an amendment to the Plan complies with this Section 4.02 shall be conclusive on all holders of Shares or shares of any series of Preferred Stock.


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                                                                EXHIBIT A
                                                                   TO
                                                        PLAN OF RECAPITALIZATION


                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             WESTPOINT STEVENS INC.

           I, Holcombe T. Green, Jr., Chairman of the Board of Directors and Chief Executive Officer of WestPoint Stevens Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

           That the following amendment was adopted in accordance with the provisions of Sections 242 of the GCL:

           Article FOURTH is amended by deleting said Article in its entirety and substituting the following in lieu thereof:

                     FOURTH: (a) Authorized Capital Stock. The Company is authorized to issue two classes of capital stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock that the Company is authorized to issue is three hundred million (300,000,000), two hundred million (200,000,000) shares of which shall be Common Stock (the "Common Stock"), and one hundred million (100,000,000) shares of which shall be Preferred Stock (the "Preferred Stock,"). The Common Stock shall have a par value of one cent ($.01) per share and the Preferred Stock shall have a par value of one cent ($.01) per share. ______________ __________________ of the authorized shares of Preferred Stock are hereby designated "Series A Participating Preferred Stock" (the "Series A Preferred Stock"), and __________________________________
           shares of Preferred Stock are hereby designated "Series B Participating Preferred Stock" (the "Series B Preferred Stock").

                     (b) Participating Preferred Stock. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock and the Series B Preferred Stock (collectively the "Participating Preferred Stock") are as follows:

                        (1) Dividends and Distributions.

                             (A) Subject to the prior and superior rights of the holders of shares of any series of preferred stock of the Corporation ranking prior and superior to the shares of the Participating Preferred Stock, in preference to the holders of Common Stock and of any other junior stock of the Corporation, shall be entitled to


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
           receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of the Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $0.02 per quarter or (2) (subject to adjustment as hereinafter set forth) the aggregate per share amount of all cash dividends, non-cash dividends or other distributions, if any, on shares of the Common Stock other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of such series of the Preferred Stock. In the event the Corporation shall, at any time after the Effective Time as defined in the Corporation's Plan of Recapitalization dated as of March 24, 2000 (the "Plan"), declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of the Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (2) of the immediately preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator off which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                             (B) The Corporation shall declare a dividend or distribution on the Participating Preferred Stock as provided in paragraph (A) of this Section (1) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of the Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $.02 per share on the Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                             (C) Dividends shall begin to accrue and be cumulative on outstanding shares of the Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Participating Preferred Stock, unless the date of issue of such shares is on or prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue


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
           and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of the Participating Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

                        (2) Voting Rights. The holders of shares of the Participating Preferred Stock shall have the following voting rights:

                             (A) Subject to the provision for adjustment hereinafter set forth, each share of Participating Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                             (B) Except as otherwise provided herein or by law, the holders of shares of Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                             (C) Except as set forth herein, holders of Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                        (3) Certain Restrictions.

                             (A) Whenever quarterly dividends or other dividends or distributions payable on the Participating Preferred Stock as provided in Section (1) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Participating Preferred Stock shall have been paid in full, the Corporation shall not:

                                   (i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock;

                                   (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, except dividends paid ratably on shares of the Participating Preferred Stock and all other stock ranking on a parity therewith on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                                   (iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Participating Preferred Stock; or

                                   (iv) purchase or otherwise acquire for value any shares of stock ranking on a parity with the Participating Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares (including the Participating Preferred Stock) upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                            (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of the capital stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

                        (4) Reacquired Shares. Any shares of Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by redemption or reclassification) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors or as otherwise permitted under the GCL.

                        (5) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Participating Preferred Stock unless, prior thereto, the holders of shares of Participating Preferred Stock shall have received $22.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Participating Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, not less than the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Participating Preferred Stock, except distributions made ratably on the Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (be reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Participating Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                        (6) Consolidation or Merger. In case the Corporation shall enter into any consolidation or merger in which the shares of Common Stock are exchanged for or changed into other securities and/or cash or any other property, then in any such case the shares of Participating Preferred Stock then outstanding shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of securities and/or cash or any other property, as the case may be, for which or into which each share of Common Stock is exchanged or changed. In the event the Corporation shall at any time after the Effective Time (as defined in the Plan) declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                        (7) Rank. The Participating Preferred Stock shall rank pari passu with any other series of Preferred Stock and shall rank senior to the Common Stock, in each case as to payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

                        (8) Redemption. Each outstanding share of Series B Preferred Stock may be redeemed at the option only of the Corporation in whole, but not in part, at any time, without notice, at a redemption price (the "Redemption Price") of $22.00 in cash. At the time of redemption specified in the resolution of the Board of Directors authorizing such redemption, the rights of the holders of the Series B Preferred Stock redeemed shall cease, except for the right to receive the Redemption Price, without interest. Notwithstanding any provision contained herein to the contrary, no accrued dividends will be paid on the shares of Series B Preferred Stock upon redemption.

                     (c) Blank Check Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. The authority of the Board of Directors with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                        (1) The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                        (2) Whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                        (3) The right or obligation, if any, of the Company to redeem shares of the particular series of Preferred Stock and, if redeemable, the price, terms, conditions and manner of such redemption;

                        (4) The special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or in the event of any merger or consolidation of or sale of assets by the Company;

                        (5) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or series of stock of the Company, and the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

                        (6) The terms of any sinking fund or redemption or repurchase or purchase account, if any; the obligation, if any, of the Company to retire, redeem, repurchase or purchase shares of such series pursuant to such fund or account; and the terms and conditions of such obligation;

                        (7) The voting powers, if any, and whether such voting powers are full or limited in such series;

                        (8) Limitations, if any, on the issuance of additional shares of such series or any shares of any other class or series of stock of the Company or other entity; and

                        (9) Such other preferences, powers, and special, participating, optional, relative or other rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine;

           all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                     (d) Common Stock. The holders of the Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting and shall be entitled to all other statutory rights as provided for by law under the GCL.


           IN WITNESS WHEREOF, Holcombe T. Green, Jr., the Chairman of the Board and Chief Executive Officer of the Corporation, has signed this Certificate of Amendment to Certificate of Incorporation this _____ day of ____________, 2000.



                                     WESTPOINT STEVENS INC.

                                     By:
                                         --------------------------------------
                                         Holcombe T. Green, Jr.
                                         Chairman of the Board and
                                          Chief Executive Officer

                                                                EXHIBIT B
                                                                    TO
                                                        PLAN OF RECAPITALIZATION


                           CERTIFICATE OF AMENDMENT TO
                         CERTIFICATE OF INCORPORATION OF
                             WESTPOINT STEVENS INC.

           I, Holcombe T. Green, Jr., Chairman of the Board of Directors and Chief Executive Officer of WestPoint Stevens Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), in accordance with the provisions of Section 242 thereof, DO HEREBY CERTIFY:

                That the following amendment was adopted in accordance with the provisions of Section 242 of the GCL:

                Article FOURTH is amended by adding the following at the end thereof:

                     (e) Reclassification. Effective upon the filing with the Secretary of the State of the State of Delaware of the Certificate of Amendment to Certificate of Incorporation, including this paragraph
           (e): (i) each outstanding share of Common Stock, par value $.01 per share, of the Corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into, one validly issued, fully paid and nonassessable share of Series B Participating Preferred Stock, par value $.01 per share, of the Corporation, and (ii) each share of Series A Participating Preferred Stock, par value $.01 per share, of the Corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share of the Corporation.


           IN WITNESS WHEREOF, Holcombe T. Green, Jr., the Chairman of the Board of Directors and Chief Executive Officer of the Corporation, has signed this Certificate of Amendment to Certificate of Incorporation this _____ day of ____________, 2000.



                                           WESTPOINT STEVENS INC.

                                           By:
                                               ---------------------------------
                                               Holcombe T. Green, Jr.
                                               Chairman of the Board and
                                               Chief Executive Officer




                                      B-1